EXHIBIT 5.1

BROWNSTEIN HYATT & FARBER, P.C.
410 SEVENTEENTH STREET, 22ND FLOOR
DENVER, CO 80202

June 19, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	A4S Security, Inc.

Ladies and Gentlemen:

        We refer to the registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by A4S Security, Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission.

        We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

        Based on our examination mentioned above, we are of the opinion that the securities being registered to be sold pursuant to the Registration Statement are duly authorized and will be, when sold in the manner described in the Registration Statement, legally and validly issued, and fully paid and nonassessable.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name wherever it appears in the Registration Statement.

Very truly yours, /s/ Brownstein Hyatt & Farber, P.C. Brownstein Hyatt & Farber, P.C.